                                                     EXHIBIT 99.1

Contact:                 Robert Mercer                                                        Investor Relations
DIRECTV                                                                 (310) 964-0808
(310) 964-4683
rgmercer@directv.com

DIRECTV Completes Malone Exchange Transaction

President and CEO Michael D. White Named as Chairman

EL SEGUNDO, Calif., June 16, 2010 – DIRECTV (NASDAQ: DTV) today announced that it has consummated the previously announced transaction with Dr. John C. Malone to recapitalize the DIRECTV stock ownership held by Dr. Malone, his wife and two trusts for the benefit of his children.  Under the terms of the agreement, the Malones exchanged 21,809,863 shares of Class B common stock of the Company, which is all of the outstanding Class B shares, for 26,547,624 shares of Class A common stock, resulting in the reduction of the Malones’ voting interest in DIRECTV from approximately 24.3% to approximately 3%.  All of the Class B shares will be cancelled.  As part of the transaction, Dr. Malone resigned as Chairman and he, Paul A. Gould and Gregory B. Maffei resigned as members of the Board of Directors.
The transaction was completed after receiving required regulatory approval from the Federal Communications Commission (FCC).  The FCC approval order also confirms that DIRECTV has now satisfied a condition relating to DIRECTV’s subsidiary in Puerto Rico, imposed by the FCC in February 2008 in connection with the acquisition by Liberty Media Corporation of its interest in DIRECTV.   As a result, DIRECTV Latin America will be permitted to remove its Puerto Rican operations from a trust which had been established in 2009.
DIRECTV also announced that Samuel A. DiPiazza, Jr. has been elected to serve as a member of the Board of Directors effective June 17, 2010, and that Michael D. White has been elected as Chairman of the Board of Directors.  Mr. White will continue to serve as President and CEO of the Company.

Mr. DiPiazza, age 59, served as Global Chief Executive Officer of PricewaterhouseCoopers International Limited (PwC) from 2002 to 2009. Mr. DiPiazza began his career with PwC in 1973 and was named partner in 1979, serving as a leading tax partner. From 1979 to 2002, Mr. DiPiazza held various regional leadership roles within PwC's domestic practice, eventually serving as Chairman and senior partner of its U.S. operations and as a member of the global leadership team. Mr. DiPiazza serves as a trustee of the International Accounting Standards Committee Foundation, is chairman of the Geneva-based World Business Council on Sustainable Development, serves on the USA Foundation Board of the World Economic Forum, and is a member of the executive committee and the immediate past chairman of the board of trustees of The Conference Board, Inc. He is also the past global chairman of Junior Achievement Worldwide and serves as a member of the executive council of the Inner-City Scholarship Fund in New York City.
Mr. DiPiazza received a Bachelor of Science in Accounting from the University of Alabama and a Master's of Science in Tax Accounting from the University of Houston.  He has also served as a director of Apollo Group, Inc. since 2006.
Mr. DiPiazza was identified for election to the Board through a search process implemented in May 2010 to fill the anticipated vacancies in DIRECTV’s board.  The executive search firm, Heidrick & Stuggles International, Inc., has been retained by the Board to assist and the effort continues to identify potential candidates to fill the remaining vacancies.

About DIRECTV
DIRECTV (NASDAQ:DTV) is the world's leading provider of digital television entertainment services. Through its subsidiaries and affiliated companies in the United States, Brazil, Mexico and other countries in Latin America, DIRECTV provides digital television service to more than 18.6 million customers in the United States and over 7.0 million customers in Latin America. DIRECTV sports and entertainment properties include three regional sports networks (Northwest, Rocky Mountain and Pittsburgh) as well as a 65 percent interest in Game Show Network. For more information on DIRECTV, call 1-800-DIRECTV or visit directv.com.
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